Exhibit 8.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARIES	PLACE OF INCORPORATION
CARLING TECHNOLOGY LIMITED	BRITISH VIRGIN ISLANDS

BRIGHTEST RESOURCES LIMITED	BRITISH VIRGIN ISLANDS

JOYWIN TECHNOLOGY LIMITED	BRITISH VIRGIN ISLANDS

PROFIT FAITH TECHNOLOGY LIMITED	BRITISH VIRGIN ISLANDS

GUSHAN HOLDINGS LIMITED	HONG KONG

GUSHAN BIO-ENERGY LIMITED	HONG KONG

SICHUAN GUSHAN VEGETABLE FAT CHEMISTRY CO., LTD.	CHINA

HANDAN GUSHAN BIO-SOURCES ENERGY CO., LTD.	CHINA

FUJIAN GUSHAN BIODIESEL ENERGY CO., LTD.	CHINA

BEIJING GUSHAN BIO-SOURCES ENERGY CO. LTD.	CHINA

SHANGHAI GUSHAN BIO-ENERGY TECHNOLOGIES CO., LTD.	CHINA

CHONGQING GUSHAN BIO-SOURCES ENERGY CO., LTD.	CHINA

HUNAN GUSHAN BIO-SOURCES ENERGY CO., LTD.	CHINA

GUSHAN (CHINA) BIOMASS ENERGY TECHNOLOGY CO. LTD.	CHINA